STOCK PURCHASE AGREEMENT


          Agreement dated as of October 3, 1995, between GIBSON
GREETINGS, INC., a Delaware corporation ("Seller"), and CSS
INDUSTRIES, INC., a Delaware corporation ("Buyer").

          Seller owns all of the outstanding equity securities of Cleo Inc., a Tennessee corporation ("Cleo"), consisting of 100 shares of common stock, no par value (the "Shares"). The parties wish to provide for Seller's sale of the Shares to Buyer and Buyer's purchase of the Shares from Seller on the terms and conditions of this Agreement.

          The parties agree as follows:

          1.   The Acquisition.

          1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing to be held as provided in Section 2, Seller shall sell the Shares to Buyer, and Buyer shall purchase the Shares from Seller, free and clear of any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than a restriction on transfer attributable solely to Federal or state securities laws (collectively, "Encumbrances").

          1.2 Purchase Price. The aggregate purchase price for the Shares (the "Price") shall be $128,500,000 subject to adjustment as provided in Sections 1.2(b) and 1.4, payable as follows:

          (a) $96,500,000 to Seller at the Closing in immediately available funds; and

          (b) a promissory note (the "Note") payable to Seller in the original principal amount of $20,000,000 plus or minus any increases or decreases, respectively, from $161,834,000 in the outstanding amount of "Advances from Parent" from Seller to Cleo as of the Closing Date (prior to the contribution pursuant to Section 1.3) as shown on the certificate delivered pursuant to Section 2.2(d), in substantially the form of Exhibit 1.2(b); and

          (c) $12,000,000 (the "Escrow Amount") to
Bank of New York as escrow agent (the "Escrow Agent") pursuant to the Escrow Agreement in substantially the form of Exhibit 1.2(c) hereto (the "Escrow Agreement").

          1.3 Cancellation of Intercompany Obligations at Closing. Simultaneously with the Closing, Seller shall extinguish any remaining indebtedness of Cleo to Seller or its affiliates by contributing such remaining indebtedness to the capital of Cleo, but such contribution shall not affect the Price. As used herein, "indebtedness of Cleo to Seller or its Affiliates" means all obligations of Cleo to Seller or its affiliates including, without limitation, the "Advances from Parent" or other terms used to describe intercompany indebtedness as shown on the Balance Sheet (as defined below), but excluding indebtedness for goods purchased by, or services rendered to, Cleo from or by Seller or its affiliates priced in accordance with past practice.

          1.4 Adjustment to the Price.

          (a)  Buyer shall cause Cleo to use
commercially reasonable efforts to conduct a physical count of the inventory, equipment and other fixed assets as of the Closing Date in the presence of Deloitte & Touche, LLP ("D&T") and representatives of Seller and Buyer, if desired by such party, within five business days following the Closing Date, excluding fully depreciated fixed assets, supplies and other items of minimal value.

          (b) Within thirty days following the
Closing, Buyer shall cause Cleo to prepare and deliver to Buyer and Seller a balance sheet of Cleo as of the Closing (the "Closing Date Statement of Net Equity"), which shall be prepared in accordance with generally accepted United States accounting principles ("GAAP") consistently applied, except there will be no "pushdown" to the Closing Date Statement of Net Equity of estimated losses with respect to Seller's investment in Cleo, if any, that Seller may record on its books or records relating to its contemplated sale of Cleo. Buyer and Seller may observe, or appoint representatives to observe, the preparation of the Closing Date Statement of Net Equity. For purposes of this Agreement, Closing Date Net Equity means the total of stockholder's equity plus intercompany borrowings by Cleo (contributed to capital pursuant to Section 1.3), and plus any income tax liability and minus any income tax asset (before making adjustments associated with the ss 338(h)(10) election contemplated by Section 7.6(h) and without any adjustment for real property assigned to Cleo pursuant to Section 3.11). For purposes of calculating the Closing Date Statement of Net Equity, deferred tax liabilities and deferred tax assets shall be reflected, in the aggregate, as a net deferred tax asset of $4,300,000.

          (c) Buyer shall cause Cleo to have D&T
perform an audit of the Closing Date Statement of Net Equity in accordance with generally accepted auditing standards. As soon as practicable, but in any event within 60 days following the Closing, D&T shall deliver to Buyer, Seller and Cleo an opinion thereon to the effect that the Closing Date Statement of Net Equity has been prepared in accordance with Section 1.4(b). In the event that D&T shall deliver an opinion on the Closing Date Statement of Net Equity qualified as to conformance with GAAP, except as provided in Section 1.4(b), Buyer shall cause Cleo to resolve the issue or issues which form the basis for such qualification. If Cleo is unable to resolve such qualification in the D&T opinion within 10 days after the delivery of such opinion, Buyer shall cause Cleo to make such adjustments and changes in accordance with GAAP, except as provided in Section 1.4(b), as D&T shall deem necessary for the removal of such qualification for purposes of the audit, but such adjustments and changes shall be resolved in accordance with Section 1.4(e) for purposes of determining Closing Date Net Equity.

          (d) Except as provided in Subsection 1.4(e), within 15 days after the delivery to Buyer and Seller of the Closing Date Statement of Net Equity with the D&T opinion relating thereto, if the Closing Date Net Equity exceeds an amount (the "Calculated Amount") equal to $168,500,000 plus the amount of the Note, then Buyer shall pay to the Seller an amount equal to such excess and if the Closing Date Net Equity is less than the Calculated Amount, then Seller and Buyer shall direct the Escrow Agent to pay to Buyer an amount equal to such difference (subject to the limitation set forth in Section 9.5(b)), in either event with interest thereon at the rate of 8.0% per annum simple interest from the Closing Date through the date of payment.

          (e) If (i) Cleo and D&T are unable to
resolve any issues in connection with the qualification of the Closing Date Statement of Net Equity arising pursuant to Section 1.4(c) or (ii) either Buyer or Seller disagrees with the Closing Date Net Equity and notifies the other in writing setting forth in detail the basis for such dispute within 15 business days after the Closing Date Statement of Net Equity is delivered to Buyer and Seller pursuant to Section 1.4(b), Buyer and Seller shall attempt in good faith to reconcile their differences and any resolution by them as to any disputed amount shall be final, binding and conclusive. If Buyer and Seller fail to reach a resolution within 10 business days after receipt of a written notice of dispute, Buyer and Seller shall submit the items remaining for resolution with respect to the determination of Closing Date Net Equity to Price Waterhouse & Co. or another "Big Six" accounting firm to be mutually appointed by Buyer and Seller (the "Independent Accounting Firm"), which shall within 20 business days of such submission resolve and report to Seller and Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive with no right of appeal and will have the legal effect of an arbitration award. The dispute resolution process shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator and any hearing shall take place in Philadelphia, Pennsylvania. Buyer and Seller shall each be responsible for one half of the fees and disbursements of the Independent Accounting Firm. Any amount subject to dispute under this Section 1.4(e) which is then determined to be owing shall be paid as provided in Section 1.4(d), with interest at the rate provided in Section 1.4(d), in immediately available funds within five business days following resolution of such dispute.

          2.   The Closing.

          2.1 Place and Time. The closing of the sale and purchase of the Shares (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, Pennsylvania 19103-6993 at 10:00 a.m. (Eastern time) on October 31, 1995 (or as soon as practicable thereafter), but not later than the close of business on November 15, 1995, or at such other place, date and time as the parties may agree in writing (the date of the Closing is referred to herein as the "Closing Date"), subject to the following:

          (a) If any of the conditions set forth in
Section 3 have not been satisfied on the date on which the Closing would otherwise occur, Buyer may from time to time, by notice to Seller, defer the Closing to 1:00 p.m. on a business day specified in that notice, but not later than November 15, 1995.

          (b) If any of the conditions set forth in
Section 4 have not been satisfied on the date on which the Closing would otherwise occur, Seller may from time to time, by notice to Buyer, defer the closing to 1:00 p.m. on a business day specified in that notice, but not later than November 15, 1995.

          (c) If both of the preceding paragraphs (a) and (b) are applicable, the Closing shall take place on the later of the dates determined in accordance with those paragraphs.

          2.2 Deliveries by Seller. At the Closing, Seller shall deliver the following to Buyer:

          (a) Certificates representing the Shares, duly endorsed for transfer to Buyer; Seller shall cause Cleo to immediately exchange those certificates for, and to deliver to Buyer at the Closing, a certificate representing the Shares registered in the name of Buyer (without any legend or other reference to any Encumbrance).
          (b) The documents contemplated by Section 3.

          (c) All other documents, instruments and writings required by this Agreement to be delivered by Seller at the Closing and any other documents or records relating to Cleo's business reasonably requested by Buyer in connection with this Agreement.

          (d)Certificate of the Chief Financial
Officer of Seller certifying as to the amount of "Advances from Parent" from Seller to Cleo as of the Closing Date.

          2.3Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Seller:

          (a)A wire transfer of the amounts
contemplated by Section 1.2 in immediately available funds to accounts designated by Seller and the Escrow Agent.

          (b)The Note.

          (c)The documents contemplated by Section 4.

          (d)All other documents, instruments and
writings required by this Agreement to be delivered by Buyer at the Closing.

          3.   Conditions to Buyer's Obligations.

          The obligations of Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer:

          3.1No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement, that restricts Buyer's acquisition of the Shares or that will require any divestiture as a result of Buyer's acquisition of the Shares or that will require all or any part of the business of Cleo to be held separate and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on Buyer or Seller if this Agreement is consummated shall be pending.

          3.2Representations, Warranties and Agreements.
The representations and warranties of Seller set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time (except for changes specifically contemplated or permitted by this Agreement, other than updating the Disclosure Letter pursuant to Section 7.5). Seller shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing. Buyer shall have received a certificate confirming compliance with this Section signed by an authorized representative of Seller.

          3.3Legal Opinion. Buyer shall have received an opinion from counsel to Seller dated the Closing Date and in substantially the form of Exhibit 3.3 hereto.

          3.4 Regulatory Approvals. All licenses, authorizations, consents, orders and regulatory approvals of any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof (collectively, "Governmental Bodies") necessary for the consummation of Buyer's acquisition of the Shares shall have been obtained and shall be in full force and effect and any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired.

          3.5Consents of Third Parties. The consents and approvals of third parties identified on Exhibit 3.5 shall have been obtained on terms and conditions reasonably satisfactory to Seller and Buyer.

          3.6Resignations of Certain Directors and
Officers. All directors and officers of Cleo and its Subsidiaries who are officers of Gibson and all employees of Seller who are trustees for employee benefit plans which relate only to Cleo employees whose resignations shall have been requested by Buyer not less than ten business days before the Closing Date shall have submitted their resignations or been removed effective as of the Closing Date. As used herein "Subsidiary" shall mean with respect to any Person, any corporation or other Person, other than a natural Person, of which 50% or more of the voting interests are held by such Person or one or more of its Subsidiaries.

          3.7Payment of Certain Bonuses. Seller shall have paid any bonus owed to any executive officer of Cleo as a result of the transactions contemplated by this Agreement, it being understood that any severance payment obligations resulting from a termination of any Cleo employee after the Closing shall be paid by Cleo.

          3.8Employee Benefits Matters. Seller shall have performed its obligations to be performed prior to the Closing pursuant to Section 7.11(a).

          3.9Union Matters. The collective bargaining agreement with United Paperworkers International Union AFL-CIO and its Local Union 1766 shall have been extended for not less than one year upon substantially the same terms as set forth in the current collective bargaining agreement or terms otherwise reasonably satisfactory to Buyer, and Buyer shall be otherwise reasonably satisfied that following the Closing there will be no strike, work stoppage, slowdown, or similar labor disturbance.

          3.10Lease. Cleo shall have entered into a separate lease pertaining to the premises known as 4025 Viscount, Memphis, Tennessee containing terms substantially similar to those under the existing lease between Seller and Corporate Property Associates #2 & #3 dated January 25, 1982 which includes such premises, including without limitation the option to purchase contained in Paragraph 27 therein, except that during the period from the Closing Date to January 31, 2002, the base rent payable by Cleo thereunder shall be $1,500,000 per annum, and Cleo shall have entered into a subordination, nondisturbance and attornment agreement with the mortgage holder on the premises, in form and substance reasonably satisfactory to Buyer.

          3.11Assignment of Certain Properties. Seller shall have assigned to Cleo all of its right, title and interest in all of the owned and leased real property owned or leased by Seller and used by Cleo, including the properties set forth on
Exhibit 3.11 hereto, paid all applicable transfer taxes with respect thereto and, with respect to owned properties, delivered a duly executed deed in form and substance reasonably satisfactory to Buyer.

          3.12 Economic Development Revenue Bonds. The trust indentures between the Industrial Development Board of the City of Memphis, County of Shelby, Tennessee (the "IDB") and First Tennessee Bank National Association (the "Trustee") and related leases between the IDB and Cleo shall have been amended to apply to the "Project Site" rather than to the "Project," and the IDB, the Trustee and the Letter of Credit Bank (as defined in that certain Reimbursement Agreement) shall have consented to the transactions contemplated by this Agreement, and Seller shall have obtained proof of satisfaction of the mortgage in the original principal amount of $3,200,000 relating to the Bloomington, Indiana facility.

          3.13 Mexican Subsidiary. Seller shall have taken all actions necessary on its part to transfer to Buyer or its designee the one share of Cleo De Mexico, S.A. De C.V. owned by Seller.

          3.14 License Agreements. All licensors of trademarks and copyrights of other persons on products sold by Cleo and its Subsidiaries pursuant to license agreements with Seller, or with Seller and Cleo jointly, which are listed on
Exhibit 3.14 hereto shall have entered into license agreements with Cleo or its Subsidiaries upon substantially the same terms.

          3.15 Audited Financials. D&T shall have agreed, subject to completion of the audit of the December 31, 1993 consolidated balance sheet of Cleo by another independent certified public accounting firm, to prepare at Buyer's expense and deliver to Buyer within 70 days of Closing audited financial statements for Cleo and its Subsidiaries for the fiscal year ended December 31, 1994 and for the 1995 stub period ended on the Closing Date (as well as to audit the Closing Date Statement of Net Equity).

          3.16 No Material Adverse Change. There shall not have been any material adverse change in the business or financial condition of Cleo and its Subsidiaries taken as a whole.

          3.17Escrow Agreement.  Seller and the Escrow
Agent shall have entered into the Escrow Agreement.

          4.   Conditions to Seller's Obligations.

          The obligations of Seller to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:

          4.1No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prevents the consummation of the transactions contemplated by this Agreement or that prohibits the sale of the Shares to Buyer and no litigation or proceedings seeking the issuance of such an injunction, order or decree or seeking to impose substantial penalties on Buyer or Seller if this Agreement is consummated shall be pending.

          4.2Representations, Warranties and Agreements.
The representations and warranties of Buyer set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time. Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing. Seller shall have received a certificate confirming compliance with this Section signed by an officer of Buyer.

          4.3Legal Opinion. Seller shall have received an opinion from Morgan, Lewis & Bockius LLP counsel to Buyer, dated the Closing Date and in substantially the form of Exhibit 4.3 hereto.

          4.4Regulatory Approvals.  All licenses,
authorizations, consents, orders and regulatory approvals of Governmental Bodies necessary for the consummation of Seller's sale of the Shares to Buyer shall have been obtained and shall be in full force and effect and any applicable waiting period under the HSR Act shall have expired.

          4.5Disney License. Each of the existing licenses with Walt Disney Company that have both the Seller and Cleo as licensees shall have been amended to apply separately to Seller and Cleo after the Closing.

          4.6Section 338(h)(10) Election.  Seller and
Buyer shall have taken all necessary pre-Closing action to timely file with the Internal Revenue Service a Form 8023-A making a
Section 338(h)(10) election for Cleo under the Internal Revenue
Code of 1986 (the "Code") pursuant to Section 7.6(h).

          4.7Economic Development Revenue Bonds and
Guarantees. Seller shall have been released from all liability under its guaranty of Cleo's obligation under the Reimbursement
Agreements relating to Cleo's Economic Development Revenue Bonds,
Series 1989A and 1989B.

          4.8Intentionally Omitted.

          4.9Escrow Agreement. Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

          4.10 Releases. Seller shall have been released from all liability for payments due after the Closing Date under the real property leases described in Sections 3.10 and 3.11 and the other obligations listed on Exhibit 4.10.

          4.11Lender Consents. Seller shall have received appropriate consents from its senior note and bank lenders to acceptance of the Note, or in lieu thereof Buyer shall have agreed to amend this Agreement to provide for an additional cash payment at Closing in an amount equal to the principal amount of the Note.

          5.   Representations and Warranties of Seller.

           Seller represents and warrants to Buyer that, except as set forth in a letter dated the date of this Agreement, executed by Seller, addressed and delivered to Buyer and containing information required by this Agreement and exceptions to the representations and warranties of Seller under this Agreement (the "Disclosure Letter"):

          5.1Organization of Seller; Authorization.
Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action of Seller and this Agreement constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

          5.2No Conflict as to Seller. Neither the execution and delivery of this Agreement nor the consummation of the sale of the Shares to Buyer will (a) violate any provision of the certificate of incorporation or by-laws of Seller or (b) subject to receipt of the consents listed in Section 5.7 of the Disclosure Letter, violate, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement to which Seller is a party or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Seller.

          5.3Ownership of Shares. The authorized equity securities of Cleo consist of 100 shares of common stock, no par value, of which 100 shares are outstanding and constitute the Shares. Seller owns the Shares, of record and beneficially, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares. The delivery of certificates to Buyer provided in Section 2.2 and the payment to Seller provided in
Section 2.3 will result in Buyer's immediate acquisition of record and beneficial ownership of the Shares, free and clear of all Encumbrances. There are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any equity securities or other securities of Cleo.

          5.4Organization of Cleo and Subsidiaries.
Section 5.4 of the Disclosure Letter sets forth as to Cleo and each of its Subsidiaries its name, jurisdiction of incorporation and directors and officers. Cleo and each of such Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own its properties and to engage in its business as presently conducted, is duly qualified and in good standing as a foreign corporation under the laws of each other jurisdiction in which it is authorized to do business and is not required to qualify as a foreign corporation in any other jurisdiction except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, operating results or assets and liabilities of Cleo and its Subsidiaries, taken as a whole (a "Material Adverse Effect"). Section 5.4 of the Disclosure Schedule sets forth each United States and foreign jurisdiction where Cleo and each of its Subsidiaries are qualified as a foreign corporation. All of the outstanding equity securities of each of such Subsidiaries are owned of record and beneficially by Cleo, free and clear of all Encumbrances, except that one share of Cleo de Mexico, S.A. de C.V. is owned by Seller. Such equity securities have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, rights, conversion rights, agreements or commitments of any kind relating to the issuance, sale or transfer of any equity securities or other securities of Cleo or any of Cleo's Subsidiaries. Neither Cleo nor any of its Subsidiaries owns, or has any option, right, agreement or commitment of any kind to acquire, any securities or other securities of any other Person or any direct or indirect equity or ownership interest in any other business.

          5.5No Conflict as to Cleo and Subsidiaries.
Neither the execution and delivery of this Agreement nor the consummation of the sale of the Shares to Buyer will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of Cleo or any of its Subsidiaries or
(b) subject to receipt of the consents listed in Section 5.7 of the Disclosure Letter, violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or resulting in the creation or imposition of any Encumbrance upon any property or assets of Cleo or any of its Subsidiaries under, any agreement or Commitment required to be listed in Section 5.17 of the Disclosure Letter to which Cleo or any of its Subsidiaries is a party or by which any of their respective property or assets is bound, or to which any of the property or assets of Cleo or any of its Subsidiaries is subject, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Cleo or any of its Subsidiaries.

          5.6Consents and Approvals of Governmental
Authorities. Except for requirements of the HSR Act and as listed in Section 5.6 of the Disclosure Letter, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Seller or Cleo or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Seller or the consummation of the sale of the Shares to Buyer.

          5.7Other Consents.  Except as listed in Section
5.7 of the Disclosure Letter, no consent of any Person is required to be obtained by Seller or Cleo or any of its Subsidiaries to the execution, delivery and performance of this Agreement or the consummation of the sale of the Shares to Buyer, including, but not limited to, consents from parties to leases or Commitments disclosed or required to be disclosed on Section 5.17 of the Disclosure Letter.

          5.8Financial Statements. Seller has delivered to Buyer unaudited balance sheets of Cleo and its Subsidiaries as of August 31, 1995 (the "Balance Sheet") and as of December 31, 1994, 1993 and 1992 and statements of income and cash flows for each of the periods then ended. Such financial statements and notes are in accordance with the books and records of Cleo and its Subsidiaries and fairly present the consolidated financial condition and results of operations of Cleo and its Subsidiaries as of the respective dates thereof and for the periods therein referred to, all in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto.

          5.9Undisclosed Liabilities. There is no direct or indirect liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of or by any person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, contingent, matured, unmatured or other, of Cleo or its Subsidiaries ("Liabilities") which could reasonably be expected to have a Material Adverse Effect, except:

          (a)those Liabilities adequately and
specifically set forth or reserved for on the Balance Sheet and not heretofore paid or discharged or not required under GAAP to be so set forth or reserved on the Balance Sheet;

          (b)those Liabilities arising in the
ordinary course of business consistent with past practice under any Commitment specifically disclosed in Section 5.17 of the Disclosure Letter or not required to be disclosed therein because of the nature of such Commitment or the term or amount involved; and

          (c)those Liabilities incurred, consistent with past business practice, in the ordinary course of business since the date of the Balance Sheet and not heretofore paid or discharged.

          5.10Title to Properties. Section 5.10 of the Disclosure Letter describes all interests in real property owned or leased by Cleo or any of its Subsidiaries. Either Cleo or one of its Subsidiaries owns good and (in the case of real property and motor vehicles) marketable title to all the properties and assets that they purport to own (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the Balance Sheet (except for property sold since the date of the Balance Sheet in the ordinary course of business or leased under capitalized leases) and all the properties and assets purchased or otherwise acquired by Cleo or any of its Subsidiaries since the date of the Balance Sheet. All properties and assets reflected in the Balance Sheet are free and clear of all Encumbrances except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet as securing specified liabilities or obligations, all of which are listed in the Balance Sheet or the Disclosure Letter, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), (c) as to real property, (i) imperfections of title, if any, none of which materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Cleo or any of its Subsidiaries, (ii) zoning laws that do not impair the present or anticipated use of the property subject thereto, and
(iii) the encumbrances disclosed in Section 5.10 of the Disclosure Letter and (d) liens for current taxes not yet due. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the assets of Cleo or its Subsidiaries or any interest therein, except for contracts for the sale of inventory entered into in the ordinary course of business consistent with past practice. No person other than Cleo or its Subsidiaries owns any tangible assets situated on the properties used by Cleo and its Subsidiaries or necessary for the operation of their businesses, except for leased items listed in the Disclosure Letter or having annual rentals of less than $25,000 in the aggregate and for items of immaterial value.

          5.11  Condition of Buildings, Plants and
Equipment. Except as disclosed in Section 5.11 of the Disclosure Letter, the buildings, plants, structures, equipment and other personal property owned or leased by Cleo or its Subsidiaries are in good operating condition and repair (ordinary wear and tear and immaterial breakdowns excepted) and are usable in the ordinary course of business of Cleo and its Subsidiaries. Cleo and its Subsidiaries are not to Seller's knowledge, and have not received notification that they are, in violation of any applicable building, zoning, or other law, ordinance or regulation in respect of their buildings, plants or structures or their operations. Each real property lease is, and at Closing shall be, in full force and effect and has not been assigned, modified, supplemented or amended except as set forth in Section
5.10 of the Disclosure Letter and Sections 3.10 and 3.11 hereof and neither tenant nor, to Seller's knowledge, landlord under any such lease is in default under any such lease, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or, to Seller's knowledge, tenant to terminate any such lease.

          5.12 No Condemnation or Expropriation. Neither the whole nor any portion of the property or leaseholds owned or held by Cleo or any of its Subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with or without payment of compensation therefor which condemnation, expropriation or taking individually or in the aggregate would have a Material Adverse Effect. There are no assessments with respect to any of the properties owned or leased by Cleo or any of its Subsidiaries which remain unpaid in amounts greater than $100,000 in the aggregate.

          5.13  Litigation.  Except as listed in Section
5.13 of the Disclosure Letter, there is no action or suit, by or before any court or Governmental Body pending or, to Seller's knowledge, threatened, nor is Seller aware of any pending or threatened inquiry, proceeding or investigation against Cleo, any of its Subsidiaries or their respective assets or which seeks to enjoin or obtain damages in respect of the consummation of this Agreement. Neither Cleo, any of its Subsidiaries or Seller with respect to Cleo is a named party to nor, to Seller's knowledge, is Cleo otherwise subject to, any judgment, order, decree, writ, injunction or award of any court, Governmental Body or any arbitrator.

          5.14  Absence of Certain Changes.  Except as
disclosed in Section 5.14 of the Disclosure Letter, since the date of the Balance Sheet, neither Cleo nor any of its Subsidiaries has:
          (a)suffered the damage or destruction of any of its material properties or assets (whether or not covered by insurance), or made any material disposition of any of its properties or assets other than in the ordinary course of business;

          (b)made any change or amendment in its
certificate of incorporation or by-laws, or other governing instruments;

          (c)issued or sold any equity securities or other securities, acquired, directly or indirectly, by redemption or otherwise, any such equity securities, reclassified, split-up or otherwise changed any such equity security, or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto;

          (d)organized any Subsidiary or acquired any equity securities of any Person or any equity or ownership interest in any business;

          (e)borrowed any funds (other than from
Seller or Cleo or one of its Subsidiaries) or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability with respect to any such indebtedness for borrowed money;

          (f)granted any increase in the compensation of officers or employees, except in connection with promotions in the ordinary course of business (including any such increase pursuant to any employee benefit plan);

          (g)subjected any asset to an Encumbrance other than as described in Section 5.10(b), (c) and (d);

          (h)changed any of the accounting principles followed by Cleo and its Subsidiaries or the method of applying such principles; or

          (i)operated other than in the ordinary
course of business consistent with past practice.

          5.15 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, financial condition or operating results of Cleo and its Subsidiaries taken as a whole, other than changes resulting from economic conditions generally prevailing in the United States or in the social expression industry.

         5.16  Intellectual Property Rights.

          (a)Section 5.16 of the Disclosure Letter sets forth a complete and accurate list and description of (i) all registered and material unregistered United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor and all material trade secrets owned by Cleo and its Subsidiaries or otherwise used in the business of Cleo and its Subsidiaries (the "Patent and Trademark Rights") and (ii) all United States and foreign patents, trademarks, trade names, service marks, copyright registrations and applications therefor and trade secrets licensed to Seller, Cleo and its Subsidiaries or otherwise used in the business of Cleo and its Subsidiaries but not owned (the "Licensed Rights"). The Patent and Trademark Rights and the Licensed Rights are together referred to as the "Intellectual Property Rights". Section 5.16 of the Disclosure Letter also sets forth any United States and foreign patents, trademarks, trade names, service marks, copyrights and applications therefor, without regard to materiality, and any material trade secrets owned by Seller or any of its Subsidiaries (other than Cleo or its Subsidiaries) and used by Cleo or its Subsidiaries.

          (b)Except as set forth in the Disclosure
Letter, Cleo or its Subsidiaries own all right, title and interest in and to the Patent and Trademark Rights, and the Patent and Trademark Rights are not subject to any arrangement requiring any payment to any person or the obligation to grant rights to any person in exchange for the use of such Patent and Trademark Right. The owned Intellectual Property Rights are owned free and clear of any Encumbrances except as contemplated by Section 5.10(d). The Intellectual Property Rights are all those rights necessary to the conduct of the business of Cleo and its Subsidiaries as currently being conducted by Cleo and its Subsidiaries.

          (c)The validity of the Patent and Trademark
Rights and title thereto, and the validity of the Licensed Rights, (i) have not been questioned in any prior litigation during the past three years to which Cleo is a party or which is otherwise known to Seller, (ii) are not being questioned in any pending litigation to which Cleo is a party or which is otherwise known to Seller and (iii) are not, to Seller's knowledge, the subject of any threatened or proposed litigation.

          (d)The business of Cleo and its
Subsidiaries, as currently being conducted by Cleo and its Subsidiaries, does not conflict with or infringe, and has not, to Seller's knowledge, been alleged to conflict with or infringe, any patents, trademarks, trade names, service marks, copyrights, copyright registrations, trade secrets or other proprietary rights of others.

          (e)To Seller's knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Intellectual
Property Rights. Except as set forth in the Disclosure Letter, neither Cleo or any of its Subsidiaries is obligated to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Intellectual Property Rights.

          (f)Assuming that all of the consents listed in Exhibit 3.14 and Section 5.7 of the Disclosure Letter are obtained prior to the Closing Date, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any of the Intellectual Property Rights.

          5.17 Commitments. Section 5.17 of the Disclosure Letter contains a list, as of the date hereof, of each contract, agreement, understanding or other commitment, whether written or oral (including any and all amendments thereto), to which Seller, Cleo or its Subsidiaries is a party or by which it is bound relating to the business of Cleo and its Subsidiaries (collectively, the "Commitments"), of the nature described below:

          (a)contract with any employee or
consultant;

          (b)contract for the future purchase of, or payment for, supplies or products or services in any single instance exceeding $200,000, or in the aggregate $500,000, or of a duration of more than twelve months;

          (c)contract to sell or supply products or to perform services in excess of $200,000, or of a duration of more than twelve months;

          (d)contract to sell or supply products to any Government Body;

          (e)representative or sales agency contract;


          (f)contract limiting or restraining it from engaging or competing in any lines or business with any Person;

          (g)contract with any customer providing for a volume refund, retrospective price adjustment, price guarantee or guaranteed sale;
          (h)commitment to guarantee the obligations of others or commitment by others to guarantee the obligations of Cleo or its Subsidiaries;

          (i)equipment lease;

          (j)mortgage, indenture, note, debenture, bond, letter of credit agreement, surety agreement, loan agreement or other commitment for the borrowing or lending of money relating to Cleo or its Subsidiaries or agreement for a line of credit;

          (k)license, franchise, distributorship or other agreement (other than with respect to packaged computer software), including those which relate in whole or in part to any software, technical assistance or other know-how or other Intellectual Property Right used in the prior 24 months;

          (l)commitment or agreement for any capital expenditure or leasehold improvement in excess of $100,000; or

          (m)material contract, agreement or
commitment not otherwise disclosed herein.

True and complete copies of such Commitments have been delivered to Buyer prior to the date hereof to the extent in the control of Seller or Cleo (and, where otherwise noted in the Disclosure Letter, shall use commercially reasonable efforts to deliver to Buyer prior to the Closing) and each Commitment is a valid and binding obligation in full force and effect subject to exceptions which individually or in the aggregate will not have a Material Adverse Effect. Except as disclosed on the Disclosure Letter, Seller is not in default under any of the Commitments, and, to Seller's knowledge, no third party is in default under any of the Commitments, which default would individually or in the aggregate have a Material Adverse Effect. Section 5.7 of the Disclosure Letter identifies each Commitment which requires action on behalf of a third party to give Cleo and its Subsidiaries all rights under such Commitment following the consummation of the transactions contemplated by this Agreement.

          5.18 Labor Relations. (a) Except as set forth in Section 5.18 of the Disclosure Letter:

          (i)    neither Cleo nor any of its
          Subsidiaries is a party to any collective bargaining agreement;

          (ii)   there is no unfair labor practice
          complaint against Cleo or any of its Subsidiaries pending before the National Labor Relations Board or any other Government Body;

          (iii)  there is no labor strike,
          dispute, slowdown or stoppage actually pending or, to Seller's knowledge, threatened, against Cleo or any of its Subsidiaries;

          (iv)   to Seller's knowledge, no
          representation question exists respecting the employees of Cleo or any of its Subsidiaries;

          (v)    neither Cleo nor any of its
          Subsidiaries has experienced any strike, work stoppage or other significant labor difficulty in the past five years; and

          (vi)   no collective bargaining
          agreement relating to employees of Cleo or any of its Subsidiaries is currently being negotiated.

          (b)Cleo and each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours except for any such violations which individually or in the aggregate would not have a Material Adverse Effect, and is not engaged in any unfair labor practice. There are no outstanding claims against Cleo or its Subsidiaries (whether under federal, state, local or foreign law, under any employment agreement or policy, or otherwise) asserted by or on behalf of any present or former employee or job applicant of Cleo or its Subsidiaries on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers' compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to plant closings, employment terminations or layoffs, including but not limited to The Workers Adjustment and Retraining Act ("WARN"), (viii) any violation of any statute, ordinance, order, rule or regulations relating to employee "whistleblower" or "right-to-know" rights and protection, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any statute, ordinance, order, rule or regulation relating to minimum wages or maximum hours of work. Seller is not aware of any such claims which have not been asserted which, if asserted and decided adversely, individually or in the aggregate, would have a Material Adverse Effect. Except as set forth in Section 5.18 of the Disclosure Letter, no Person (including any Governmental
Body) has asserted or, to Seller's or Cleo's knowledge, threatened any claims against Cleo or its Subsidiaries under or arising out of any statute, ordinance, order, rule or regulation relating to discrimination or occupational safety in employment or employment practices.

          5.19  Employee Benefit Plans.

          (a) Except as set forth in Schedule 5.19 of the Disclosure Letter (the "Designated Plans"), neither Cleo nor its Subsidiaries, nor Seller on behalf of Cleo or its Subsidiaries, sponsors or maintains and has not sponsored nor maintained any plan, fund, program, policy, arrangement, contract or commitment, whether or not qualified for federal income tax purposes, whether or not funded, whether formal or informal, and whether for the benefit of a single individual or more than one individual, which is in the nature of (a) an employee pension benefit plan (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")),
(b) an employee welfare benefit plan (as defined in section 3(1) of ERISA), (c) an incentive current or deferred compensation, or other benefit or compensation arrangement for employees, former employees, their dependents and/or their beneficiaries, or (d) an arrangement that could be characterized as providing for additional compensation, compensation associated with a change of control, severance benefits, perquisites, or fringe benefits.

          (b)Except as specifically set forth on
Schedule 5.19 of the Disclosure Letter, neither Cleo nor its Subsidiaries, nor Seller on behalf of Cleo or its Subsidiaries, sponsors or maintains, and is not a contributing employer or otherwise a party to, or has any obligation or liability under or with respect to, and has never maintained or participated in, or been obligated to contribute to any defined benefit plan (as defined in section 3(35) of ERISA) or multiemployer plan (as defined in section 3(37) of ERISA). Neither the Seller, Cleo or its Subsidiaries nor any entity other than Cleo or its Subsidiaries has taken or failed to take any action, or permitted any action which could cause any liability of Cleo or its Subsidiaries to the Pension Benefit Guaranty Corporation ("PBGC"), to any such multiemployer plan (or to any participant, beneficiary, trustee or fiduciary thereof), presently or heretofore sponsored or maintained by Cleo or its Subsidiaries or any entity other than Cleo or its Subsidiaries, including within the concept of "entity other than Cleo or its Subsidiaries," Seller, any affiliate of Seller, any predecessor of Cleo or its Subsidiaries, any former employer of any present or former employees of Cleo or its Subsidiaries, or any "Controlled Company." A "Controlled Company" is any enterprise which, with Seller, forms or formed at any time since September 2, 1974 a controlled group of corporations within the meaning of Section 414(b) of the Code, a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or any affiliated service group within the meaning of Section 414(m) of the Code. Neither the Seller, Cleo and its Subsidiaries nor any entity other than Cleo or its Subsidiaries has incurred or expects to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA.

          (c)  Each Designated Plan and related trust
intended to meet the qualification requirements under Section 401(a), 401(k) and 501(a) of the Code has received a favorable determination from the Internal Revenue Service ("IRS") which has not been revoked, and each such Plan and related trust has been amended to conform to the Code and pension law changes, and has been resubmitted to the IRS, since the date of its most recent IRS determination letter. Nothing has occurred since the date of the last IRS determination letter which could result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any such Designated Plan or trust. Each terminated Designated Plan that was intended to be qualified received a favorable letter of determination from the IRS to the effect that the termination of the Plan did not adversely affect the qualified status of such Plan and the tax-exempt status of the corresponding funding vehicles. As of the Closing Date, all amendments and actions required to bring each Designated Plan into conformity in all respects with all applicable laws have been made or taken to the extent that such amendments or actions are required by law to be made or taken in order to obtain a favorable determination letter upon termination of the Designated Plan, if applicable. Neither Seller nor Cleo or its Subsidiaries is presently or potentially liable for failure to make contributions to any such Designated Plan or its fiduciary conduct in connection with such Designated Plan.

          (d)  With respect to any Designated Plans,
Seller has delivered to Buyer true and complete copies of (a) all documents governing such Designated Plan, and all amendments thereto, (b) all reports relating to such Designated Plan filed by Seller or any of its subsidiaries or officials of any Designated Plan with the United States Department of Labor, the Internal Revenue Service, or any other federal or state regulatory agency within the past five years, (c) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any such Designated Plans,
(d) all actuarial, accounting and financial reports prepared with respect to any of such Designated Plans within the past five years, (e) all currently effective Internal Revenue Service ruling or determination letters on any of such Designated Plans and (f) to the extent such Designated Plans are unwritten, brief summaries of the terms of such Designated Plans. Each financial or other report delivered to Buyer pursuant hereto is accurate in all material respects, and there have been no adverse changes in the financial status of any Designated Plan since the date of the most recent report provided with respect thereto.

          (e)  Seller, Cleo and its Subsidiaries have
operated, and have caused its appointees and nominees to operate, each Designated Plan in a manner which is in compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto, except for any such violations which individually or in the aggregate would not have a Material Adverse Effect. Each employee, former employee and every dependent of the foregoing entitled to continuation of benefit coverage under any employee welfare benefit plan (within the meaning of 3(1) of ERISA) sponsored by Seller, Cleo or any of its Subsidiaries has been accorded all the rights to which such person is entitled as a matter of law or regulation.

          (f)  Full payment has been made of all
amounts which Seller, Cleo or its Subsidiaries are required, under applicable law or under any Designated Plan or any agreement related to any Designated Plan to which Cleo or any of its Subsidiaries are a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Designated Plan ended prior to the date hereof. Except as specifically set forth in Section 5.19 of the Disclosure Letter, under each pension plan (within the meaning of Section 3(2) of ERISA), as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of actuarial assumptions contained in the plan's most recent actuarial valuation), did not exceed the then current value of assets of such plan, and there has been no change in the financial condition of such plan since the last day of the most recent plan year. Cleo has made adequate provision in the Balance Sheet for employee benefits liability in accordance with GAAP and will make adequate provision in the Closing Date Statement of Net Assets for employee benefits liability arising prior to the Closing (except to the extent such benefits will be paid by Seller). Benefits under all Designated Plans are as represented and have not been increased subsequent to the date of such documents.

          (g)There does not exist any accumulated
funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA nor has there been issued a waiver of the minimum funding standards imposed by the Code with respect to any Designated Plan, nor are there any excise taxes due or hereafter to become due under Section 4971 of the Code with respect to the funding of any such Plan for any plan year or other fiscal period prior to the date hereof. Neither Seller, Cleo nor any Controlled Company has provided, or is required to provide, security to any pension plan (within the meaning of 3(2) of ERISA) of Seller, Cleo or any Controlled Company pursuant to
Section 401(a)(29) of the Code.

          (h)  With respect to each pension plan
(within the meaning of Section 3(2) of ERISA) that is subject to the provisions of Title IV of ERISA, all of the following are true:

          (i)    Except as specifically set forth
          in Section 5.19 of the Disclosure Letter, there has not occurred any "reportable event" within the meaning of
          Section 4043 of ERISA or the regulations thereunder for which the 30-day reporting requirement has not been waived.

          (ii)   There exists no ground upon which
          the PBGC would require termination of such plan or appointment of itself or its nominee as trustee.

          (iii)  All PBGC premiums for all plan
          years ended prior to Closing, to the extent due and payable, have been paid in full, and all premiums required to be paid as of Closing for the current plan year, have been paid in full, including late fees, interest and penalties, if and to the extent applicable.

          (iv)  No condition or event currently
          exists or currently is expected to occur that could result, directly or indirectly, in any liability of Cleo or any of its Subsidiaries under Title IV of ERISA, whether to the PBGC or otherwise (except for required premium payments under Title IV of ERISA, which payments have been or will be made when due) on account of the termination of any such plan.

          (v)  Except as specifically set forth in
          Section 5.19 of the Disclosure Letter, if any such plan were to be terminated as of the date hereof or as of the Closing, neither Cleo nor any of its Subsidiaries would incur, directly or indirectly, any liability under Title IV of ERISA.

          (i)  Neither Seller, Cleo nor any Controlled
Company has participated, or will participate prior to or after the Closing, in any conduct that could result in the imposition upon Seller or any of its subsidiaries or of any excise tax under
Section 4971 through 4980B of the Code or civil liability under
Section 502(i) of ERISA.

          (j)  There is no action, claim or demand of
any kind (other than routine claims for benefits) that has been brought or threatened against any Designated Plan, or the assets thereof, against any fiduciary of any such Designated Plan, or against Seller, Cleo or any of its Subsidiaries with respect to any Designated Plan, and neither Seller, Cleo nor any of its Subsidiaries has knowledge of any investigation or administrative review that could result in the imposition on Cleo or any of its Subsidiaries of any penalty or assessment in connection with any Designated Plan.

          (k) No circumstances have occurred by reason of which Cleo or any of its Subsidiaries may be liable for:

          (i)  the appointment of any person or
          entity as a fiduciary with respect to any Designated
          Plan where such person was legally disqualified from serving in such capacity;

          (ii)   the failure to monitor the
          performance of the fiduciaries with respect to any Designated Plan or to timely replace any such fiduciary whose performance failed to meet the standards imposed by ERISA with respect to fiduciary duties; or

          (iii)  any action taken by a fiduciary
          with respect to any Designated Plan upon the direction of, or with the acquiescence of, Seller, Cleo or its Subsidiaries.

          (l)  Except as specifically indicated on
Section 5.19 of the Disclosure Letter, no Designated Plan provides any health, life or other welfare coverage to employees of Cleo or any of its Subsidiaries beyond termination of their employment with Cleo or any of its Subsidiaries by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

          (m)No Designated Plan is funded by,
associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. No Designated Plan is a nonconforming group health plan as defined in Section 5000 of the Code. The Seller, Cleo and its Subsidiaries have complied with the current and former medicare secondary payer provisions with respect to any of the Designated Plans subject thereto.

          (n)  Cleo and its Subsidiaries have filed or
caused to be filed on a timely basis all returns, reports (including Form 5500), statements, notices, declarations, and other documents required by any federal, state, local or foreign governmental agency, (including without limitation, the Internal Revenue Service, the Department of Labor, the PBGC and the Securities and Exchange Commission) with respect to each Designated Plan sponsored by or maintained by Cleo or its Subsidiaries or with which Cleo or its Subsidiaries has or had any filing obligation. Seller has delivered or caused to be delivered to every participant, beneficiary and every other party entitled to such material all plan descriptions, returns, reports, schedules, notices, statements and similar materials, including without limitation, summary Plan descriptions and reports as are required under Title I of ERISA and/or the Code.

          (o)The consummation of the transactions
contemplated by this Agreement will not, other than any payment made pursuant to Code Section 401(k)(10) under any 401(k) Plan and other than as specifically set forth in Section 5.19 of the Disclosure Letter, accelerate the time of payment or vesting, or increase any compensation due to any current employee or former employee of Cleo or its Subsidiaries.

          (p)Neither Seller nor Cleo or its
Subsidiaries have taken any action which would commit Buyer, Cleo or its Subsidiaries to establish or continue any plan, fund or program providing any employee benefits of any kind whatsoever for any present or former employee of Cleo or its Subsidiaries, including without limitation any plan or program which provides post-retirement benefits, nor has Seller, Cleo or its Subsidiaries taken any action prior to the Closing which would prevent Buyer, Cleo or its Subsidiaries from changing the benefits provided by any Designated Plan. Except as expressly provided in this Agreement, nothing in this Agreement or in the consummation of this transaction will require Buyer, Cleo or its Subsidiaries to assume any obligation of Seller under any Designated Plan. Except as set forth in Schedule 5.19 of the Disclosure Letter and except with regard to benefits covered by a collective bargaining agreement, Buyer has no obligation to continue any Designated Plan as of the Closing and may, in its sole and absolute discretion, terminate, modify or discontinue any such Designated Plan, including without limitation any plan or program which provides post-retirement benefits, in whole or in part, without penalty and without prior notice to Seller, any participant, beneficiary or present or former employee of Cleo and its Subsidiaries.

          (q)All Designated Plans covering foreign employees comply in all respects with applicable local law.
Neither Seller nor Cleo and its Subsidiaries has any unfunded liabilities with respect to any pension plan (within the meaning of 3(2) of ERISA) which covers foreign employees.

          (r)The consummation of the transaction
contemplated by this Agreement will not result (either alone or in conjunction with any other event) in (i) the payment or series of payments by Cleo or its Subsidiaries to any person of an "excess parachute payment" within the meaning of Section 280G of the Code, or (ii) payments to an employee or former employee of Cleo or its Subsidiaries which will be triggered as a result of the change of control of Cleo contemplated by this Agreement (other than payments due in the ordinary course without regard to such change of control).

          5.20 Compliance with Law. The operations of Cleo and its Subsidiaries are being conducted in accordance with all applicable laws and regulations of all Governmental Bodies having jurisdiction over them except for any such violations which individually or in the aggregate would not have a Material Adverse Effect. Without limiting the generality of the foregoing, neither Cleo nor any of its Subsidiaries, nor to Seller's knowledge, any person with apparent or actual authority to act on behalf of Cleo or any of its Subsidiaries, has unlawfully offered, paid or agreed to pay, directly or indirectly, any money or anything of value to or for the benefit of any individual who is or was an official or employee or candidate for office of the government of any country or political subdivision, agency or instrumentality thereof or any employee or agent of any customer or supplier of Cleo or its Subsidiaries in violation of law. Since January 1, 1992, neither Cleo nor any of its Subsidiaries has received any notification of any asserted present or past failure by it to comply with any applicable laws or regulations. Cleo and its Subsidiaries have all licenses, permits, orders or approvals from the Governmental Bodies required for the conduct of their businesses, and are not in material violation of any such licenses, permits, orders and approvals. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation of any thereof has been threatened.

          5.21  Environmental Matters.

          (a)Except as set forth in Section 5.21 of the Disclosure Letter, the operations of Cleo and its Subsidiaries are being conducted in compliance with all Environmental Laws (as hereinafter defined) except for any such violations which individually or in the aggregate would not have a Material Adverse Effect. For purposes of this Agreement, the term "Environmental Laws" means any and all federal, state, provincial, local laws and foreign laws and legal requirements relating to health and safety and pollution or protection of the environment, including laws, regulations and other legal requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, toxic or Hazardous Substances (as hereinafter defined) into the environment (including without limitation ambient air, surface water, groundwater or land), or otherwise relating to the processing, use, treatment, storage, disposal or transport of pollutants, contaminants, or toxic or hazardous substances or wastes. For purposes of this Agreement, the term "Hazardous Substance" means (A) any gasoline, petroleum products, or polychlorinated biphenyls ("PCBs"), (B) any substance, waste or material defined as hazardous, radioactive, extremely hazardous, toxic or dangerous, or as a pollutant or contaminant, under any Environmental Law, and (C) any asbestos, asbestos-containing substances or urea formaldehyde insulation.

          (b)Cleo and its Subsidiaries hold all
permits, licenses, registrations and other authorizations (the "Environmental Permits") necessary to conduct the Business under the Environmental Laws, and all such Environmental Permits are currently in effect. The Environmental Permits are listed in
Section 5.21 of the Disclosure Letter, and any that will cease to permit Cleo to continue to conduct legally its current operations as a result of the transactions contemplated by this Agreement are so designated. Cleo and its Subsidiaries are in material compliance with all terms and conditions of such Environmental Permits and have not materially violated any of same. Neither Seller, Cleo or its Subsidiaries have received any notice of any proposal to amend, revoke, reissue or replace any Environmental Permit, nor have any events occurred (other than a change in applicable law) that could form a reasonable basis for any such action. Cleo and its Subsidiaries have filed timely and complete applications for renewal of any such Environmental Permits that are required prior to the closing.

          (c)No action, suit, proceeding, hearing, investigation known to Seller or Cleo, charge, complaint, claim, demand, penalty, or notice alleging any violation or failure to comply with any Environmental Law or Environmental Permit by Cleo and its Subsidiaries has been filed or commenced or, to Seller's knowledge, is threatened or pending. Except as may be disclosed in Section 5.21 of the Disclosure Letter, Cleo and its Subsidiaries are not party to any agreement, consent order, consent decree or adjudication of any type with any person, including any government agency, that is authorized under or makes reference to any Environmental Law.

          (d)There has not been any spill, release or unauthorized discharge of any Hazardous Substance in connection with the business of Cleo or any of its Subsidiaries or at any of the properties or facilities used by Cleo or its Subsidiaries, where such spill, release or discharge was required to be reported under the Environmental Law as in effect at the time of such release or currently requires abatement or correction under any Environmental Law as in effect on the date hereof. Neither Cleo nor its Subsidiaries have permitted any Hazardous Substances to be disposed of, treated or stored on any other property used by Cleo or its Subsidiaries except in accordance with applicable Environmental Law.

          (e)There has not been and is not any
Environmental Condition (as hereinafter defined) at or relating to any property at which wastes have been deposited or disposed by or at the behest or direction of Cleo or its Subsidiaries or any such predecessor, nor has Seller, Cleo or its Subsidiaries received written notice of any such Environmental Condition. For purposes of this Agreement the term "Environmental Condition" means any condition or circumstance, that (i) requires abatement or remediation under any Environmental Law currently in effect,
(ii) gives rise to any civil or criminal liability under any Environmental Law currently in effect, or (iii) constitutes a public or private nuisance based on the presence of Hazardous Substances, under laws applicable on the Closing Date.

          (f)  Seller has provided to Buyer a copy of
each environmental audit or most recent health and safety facility investigation conducted by Seller, Cleo or its Subsidiaries or their representatives relating to the properties and facilities used by Cleo and its Subsidiaries.

          (g)There are no environmental liens on any properties owned or leased by Cleo and its Subsidiaries and no government actions which could subject the properties to such liens have been taken, or, to Seller's knowledge, are pending or threatened.

          (h)Neither Cleo nor any of its Subsidiaries is required to place any notice or restriction relating to the presence of Hazardous Substances in the deed to any property subject to this agreement and no property now owned by Cleo or its Subsidiaries subject to this agreement has such a notice or restriction in its deed.

          (i)No consent, approval, or authorization of, or registration or filing with any person, including any governmental agency is required in connection with the execution of this Agreement, or the consummation of the transactions contemplated hereby.
          5.22 Brokers or Finders. Seller has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with the sale of the Shares to Buyer, except for the fees of Seller to CS First Boston as its financial adviser, which will be paid by Seller.

          5.23  Borrowing and Guarantees.  Except for
advances from Seller or as set forth in the Disclosure Letter, Cleo and its Subsidiaries (a) do not have any indebtedness for borrowed money, (b) are not lending or committed to lend any money (except for advances to employees in the ordinary course of business), and (c) are not guarantors or sureties with respect to the obligations of any Person.

          5.24  Intentionally Omitted.

          5.25  Intentionally Omitted.

          5.26  Intentionally Omitted.

          5.27  Product Warranties.  Section 5.27 of the
Disclosure Letter sets forth all express product warranties made by Cleo and its Subsidiaries which are currently in effect.

          5.28  Relations with Customers and Suppliers.
Except as disclosed on the Disclosure Letter, since January 1, 1995, no customer or supplier of Cleo or its Subsidiaries has indicated that it intends to cease its relationship with Cleo or its Subsidiaries either before, after or because of the consummation of the transactions contemplated hereby.

          5.29 Transactions with Affiliates. Except as disclosed in Section 5.29 of the Disclosure Letter, neither Seller, nor any affiliate of Seller, nor any director or officer of Seller or any member of his or her immediate family, owns or has a controlling ownership interest in any corporation or other entity that is a party to any Commitment or material business arrangement or relationship with respect to the business of Cleo and its Subsidiaries. All disclosed transactions between Seller or an affiliate of Seller and Cleo or its Subsidiaries have been on terms and conditions not materially less favorable to Cleo than similar transactions between Cleo and non-affiliated parties and are properly recorded on the books and records of Cleo and its Subsidiaries.

          5.30 Books of Account. The books, records and accounts of Cleo and its Subsidiaries accurately and fairly reflect in reasonable detail in accordance with GAAP the transactions and the assets and liabilities of Cleo and its Subsidiaries. Neither Cleo nor any of its Subsidiaries has engaged in any transaction, maintained any bank account or used any funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

           5.31 Full Disclosure. There are no materially misleading misstatements in any of the representations and warranties made by Seller in this Agreement, the Disclosure Letter, the Exhibits to this Agreement or in any of the certificates delivered by Seller or its affiliates pursuant to this Agreement and Seller has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

          6.   Representations and Warranties of Buyer.

           Buyer represents and warrants to Seller as follows:

           6.1Organization of Buyer; Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to execute and deliver this Agreement and the Note and to perform its obligations hereunder and under the Note. The execution, delivery and performance of this Agreement and the Note have been duly authorized by all necessary corporate action of Buyer and this Agreement constitutes, and the Note when issued will constitute, a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

           6.2Conflict as to Buyer. Neither the execution and delivery of this Agreement or the Note nor the performance of Buyer's obligations hereunder or thereunder will (a) violate any provision of the certificate of incorporation or by-laws of Buyer, (b) violate, be in conflict with, or constitute a default (or an event which, with notice of lapse of time or both, would constitute a default) under any agreement or commitment to which Buyer is party or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Buyer.

           6.3Brokers or Finders. Buyer has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with any of the transactions contemplated hereby, except for the fees of Buyer to Merrill Lynch & Co. as its financial adviser, which will be paid by Buyer.

           6.4Consents and Approvals of Governmental
Authorities. Except for requirements of the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the Note by Buyer or the consummation of the purchase of the Shares by Buyer.

           6.5Other Consents. No consent of any Person is required to be obtained by Buyer to the execution, delivery and performance of this Agreement and the Note by Buyer or the consummation of the purchase of the Shares by Buyer.

           6.6Purchase for Investment. Buyer is purchasing the Shares solely for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution of any portion thereof in violation of any applicable securities law.

          7.   Certain Agreements.

           7.1Access. Between the date of this Agreement and the Closing Date, Seller shall, and shall cause Cleo and its Subsidiaries to, (a) give Buyer and its authorized representatives reasonable access to all plants, offices, warehouse and other facilities and properties of Cleo and its Subsidiaries and to the books and records of Cleo and its Subsidiaries, (b) permit Buyer to make inspections thereof, and
(c) cause its officers and its advisors to furnish Buyer with such financial and operating data and other information with respect to the business and properties of Cleo and its Subsidiaries and to discuss with Buyer and its authorized representatives the affairs of Cleo and its Subsidiaries, all as Buyer may from time to time reasonably request, subject in each case to the Confidentiality Agreement dated May 9, 1995 between Buyer and Seller.

           7.2HSR Act. Seller and Buyer shall as promptly as possible after the date hereof file a Notification and Report Form for Certain Mergers and Acquisitions with respect to the acquisition of the Shares by Buyer with the Antitrust Division of the Department of Justice and the Bureau of Competition of the Federal Trade Commission pursuant to the HSR Act. Seller and Buyer shall each give notice to the other upon receiving any request for information pursuant to the HSR Act (providing a copy of the request received) and use its best efforts to file promptly the information requested.

           7.3Other Regulatory Matters. Seller and Buyer shall, and Seller shall cause Cleo and its Subsidiaries to, (a) file with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the contemplated transaction and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

           7.4Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall not permit its agents to, directly or indirectly, solicit or negotiate or enter into any agreement with any other Person, or provide any nonpublic information to any other Person, with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, Cleo or its Subsidiaries, except for the acquisition of the Shares by Buyer; provided, however, that nothing herein shall prevent Seller from soliciting or negotiating any agreement or providing nonpublic information in connection with a possible sale of Seller, so long as any such purchaser agrees to honor Seller's obligations under this Agreement.

           7.5Update Disclosure Letter. Between the date hereof and the Closing Date, Seller will promptly disclose to Buyer in writing any information set forth in the Disclosure Letter which is no longer applicable and any information of the nature of that set forth in the Disclosure Letter which arises after the date hereof and which would have been required to be included in the Disclosure Letter if such information had been obtained on the date of delivery thereof, if such information could reasonably be expected to have a Material Adverse Effect.

           7.6Tax Matters.

           (a)Tax Matters.  Seller represents,
warrants, covenants, agrees and promises as follows:

          (i)    With respect to Cleo and each
          current or former subsidiary of Cleo (Cleo and each such other company referred to in this Section 7.6 as a "Company"): (i) all reports, returns, statements (including estimated reports, returns, or statements), and other similar filings required to be filed on or before the Closing Date by the Company (the "Tax Returns") with respect to any Taxes (as defined below) have been or will be timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect the liability of the Company for Taxes for the periods, properties, or events covered thereby; (ii) all Taxes payable with respect to the Tax Returns referred to in the preceding clause, and all Taxes accruable or otherwise attributable to events occurring prior to the Closing Date, whether disputed or not, whether or not shown on any Tax Return, and whether or not currently due or payable, will have been or will be paid in full prior to the Closing Date, or if and to the extent that Cleo will be obligated to pay such Taxes, an adequate accrual in accordance with generally accepted accounting principles will be provided with respect thereto on the Statement of Net Equity; (iii) except as set forth in Section 7.6 of the Disclosure Letter, the Company has no knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against the Company with respect to any Taxes; (iv) all Tax Returns of the Company for fiscal years ending on or before December 31, 1991 have been examined by the Internal Revenue Service, and any assessments with respect to such returns have been fully paid; (v) no claim has ever been made by any Tax authority in a jurisdiction in which the Company does not file Tax returns that it is or may be subject to taxation by that jurisdiction; (vi) there are no liens for Taxes upon any asset of the Company except for liens for current Taxes not yet due; (vii) no issues have been raised in any examination by any Tax authority with respect to the Company which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (viii) except as set forth in the Disclosure Letter, the Company is not a party to any Tax allocation or sharing agreement or otherwise under any obligation to indemnify any person with respect to any Taxes; and (ix) the Company has timely made all deposits required by law to be made with respect to employees' withholding and other payroll, employment, or other withholding taxes, including the portions of such taxes imposed upon the Company.

          For purposes of this Agreement, "Taxes" means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal, or foreign), including, without limitation, all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.

          (ii)   All material consolidated or
          combined Tax Returns (except those described in subparagraph (i) above) required to be filed by any person through the date hereof that are required or permitted to include the income, or reflect the activities, operations and transactions, of Cleo or any of its Subsidiaries for any taxable period have been timely filed, and the income, activities, operations and transactions of Cleo and Subsidiaries have been properly included and reflected thereon. Seller shall prepare and file, or cause to be prepared and filed, all such consolidated or combined Tax Returns that are required or permitted to include the income, or reflect the activities, operations and transactions, of Cleo or any Subsidiary, with respect to any taxable year ending on or prior to the Closing Date, including, without limitation, Seller's consolidated federal income tax return for such taxable years. Seller will timely file a consolidated federal income tax return for the taxable year ended December 31, 1995, and such return shall include and reflect the income, activities, operations and transactions of Cleo for the taxable period then ended, and Seller hereby expressly covenants and agrees to file a consolidated federal income tax return, and to include and reflect thereon the income, activities, operations and transactions of Cleo for the taxable period through the Closing Date. All Tax Returns filed pursuant to this subparagraph
          (ii) after the date hereof shall, in each case, to the extent that such Tax Returns specifically relate to Cleo or any of its Subsidiaries and do not generally relate to matters affecting other members of Sellers' consolidated group, be prepared and filed in a manner consistent in all material respects (including elections and accounting methods and conventions) with the Tax Return most recently filed in the relevant jurisdictions prior to the date hereto, except as otherwise required by law or regulation or agreed to in writing by Buyer. If any such Tax Return, to the extent that it relates to Cleo or any Subsidiary and not to Seller's consolidated group as a whole, shall reflect any elections or the adoption of any new accounting methods or conventions or other similar items (except as required by law or regulation), the reflection or adoption of any such items shall be subject to the prior written approval of Buyer. Seller has paid or will pay all Taxes that may now or hereafter be due with respect to the taxable periods covered by such consolidated or combined Tax Returns.

          (iii)  Except as shall be set forth in
          the Disclosure Letter, neither Cleo nor any of its Subsidiaries has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

          (iv)   None of the Seller, Cleo or any
          of its Subsidiaries or any predecessor or Affiliate of the foregoing, at any time filed a consent under
          Section 341(f)(1) of the Code, or agreed under Section 341(f)(3) of the Code, to have the provisions of
          Section 341(f)(2) of the Code apply to any sale of its stock.

          (v)    Except as set forth in the
          Disclosure Letter, there is no (nor has there been any request for an) agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes attributable to Cleo, its Subsidiaries, or their assets or operations and no power of attorney granted by Cleo or any of its Subsidiaries with respect to any Tax matter is currently in force.

          (vi)   Except as set forth in the
          Disclosure Letter, there is no action, suit, proceeding, investigation, audit, claim, demand, deficiency or additional assessment in progress, pending or threatened against or with respect to any Tax attributable to Cleo, its Subsidiaries or their assets or operations.

          (vii)  Except as set forth in the
          Disclosure Letter, all amounts required to be withheld as of the Closing Date by Cleo or any Subsidiary for Taxes or otherwise have been withheld and paid when due to the appropriate agency or authority.

          (viii) Except as set forth in the
          Disclosure Letter, no property of Cleo is "tax-exempt use property within the meaning of Section 168(h) of the Code nor property that Buyer, Cleo and/or its Subsidiaries will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

          (ix)   Except as set forth in the
          Disclosure Letter, no foreign Subsidiary of Cleo is engaged in a United States trade or business or subject to the Branch Profits Tax of Section 884 of the Code. Neither Cleo nor any of its Subsidiaries is a party to, is bound by, or has any obligation under any Tax Agreement or (i) any agreement relating to a foreign sales corporation within the meaning of Section 922(a) of the Code, or (ii) any cost sharing agreement with respect to the sharing of the costs and risks of developing intangible property. Cleo and/or its Subsidiaries are not and have never been subject to section 999 of the Code.  None of the Cleo Subsidiaries
          (a) has made an election under Section 897(i) of the Code, (b) is or has ever been a passive foreign investment company as defined in Section 1296(a) of the Code, or (c) is a foreign sales corporation as defined in Section 922 of the Code.

          (x)   Except as set forth in the
          Disclosure Letter, there is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Cleo or its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code (assuming no employees are terminated at or immediately following the Closing).

          (b)  (i)    Except as otherwise provided in
          this Section 7.6(b)(i), Section 7.6(c) and Section 9.5(b) (except with respect to income taxes), Seller shall be liable and responsible for, and shall indemnify and hold Buyer, Cleo, and its Subsidiaries, harmless from and against, (A) any and all Taxes of, due and payable by, or imposed with respect to, Cleo, its Subsidiaries, any predecessor thereof, and/or their assets or operations, for any and all Taxable periods ending on or prior to the Closing Date (whether or not such Taxes have become due and payable); (B) any and all Taxes (irrespective of the period to which such Taxes relate or are attributable) resulting from Cleo and/or its Subsidiaries (or any predecessor thereof) having been (or ceasing to be) (x) affiliated with one or more of the Seller, its Affiliates, or any predecessor thereof or (y) included or required to be included in any consolidated, combined or unitary return for any period (or portion thereof) on or prior to the Closing Date; (C) any and all Taxes (irrespective of the period to which such Taxes relate or are attributable) of, due and payable by, or imposed with respect to Seller, or any past or present parent, Subsidiary or other Affiliate of Seller (or any predecessor thereof) other than Cleo and its Subsidiaries; (D) any and all Taxes attributable to a breach of this Section 7.6; (E) any and all Taxes of, due and payable by, or imposed with respect to Cleo, its Subsidiaries, or any predecessor thereof, and/or their assets or operations arising out of any of the Contemplated Transactions (as defined below); and (F) any liability or obligation under any Tax Agreement or the termination thereof.

          (ii)   Buyer shall be liable and
          responsible for, and shall indemnify and hold Seller and its Affiliates harmless from and against any and all Taxes of, due and payable by, or imposed with regard to Cleo, its Subsidiaries, and/or their assets or operations for any and all taxable periods (or the portion thereof) beginning the day after the Closing Date.

          (iii)  For purposes of Section 7.6(b),
          Contemplated Transactions means any transaction or event contemplated by this Agreement that occurs at or prior to the Closing.

          (iv)   Any Taxes with respect to the
          business, activities and assets of Cleo or any of its Subsidiaries that relate to a Tax period beginning on or before the Closing Date and ending after the Closing Date shall be apportioned between Seller and Buyer, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, as determined from the books and records of Cleo and its Subsidiaries consistent with the Code and regulations thereunder and other applicable law, based on the actual operations of Cleo or any such Subsidiary during the portion of such period ending on the Closing Date and the portion of such period beginning at the Closing. To the extent permitted by applicable law, Seller shall elect or take such other procedural action that is necessary or appropriate to treat a period that would otherwise end after the Closing Date as ending on Closing Date. Buyer shall cause Cleo and its Subsidiaries to file any required separate (nonconsolidated or noncombined) state, local and foreign Tax Returns for any such Tax Period, and Buyer shall pay, or cause its Subsidiaries or Affiliates to pay, all state, local or foreign Taxes (including interest and penalties relating thereto) shown as due on any such returns with respect to Cleo and its Subsidiaries; provided, however, that the obligation of Buyer to pay, or to cause its Subsidiaries or Affiliates to pay, such Taxes is subject to the obligation of Seller to pay Buyer for its share of any such Taxes pursuant to the provisions of Section 7.6(b)(i) and this Section 7.6(b)(iv).

          (v)    Except as provided in Section
          7.6(c) hereof, any refunds or credits of Taxes that arise in, or are otherwise attributable to, a taxable year or Tax period (including a period deemed to be a tax period under Section 7.6(b)(iv) ending on or before the Closing Date, shall be for the account of Seller. Any refunds or credits of Taxes that arise in, or are otherwise attributable to, a taxable year or Tax period (including a period deemed,to be a Tax period under Section 7.6(b)(iv) of Buyer, Cleo or any of its Subsidiaries ending after the Closing, including, without limitation, any refunds or credits that arise from the carryback of any deduction, loss or credit from a Tax period (including a period deemed to be a Tax period under Section 7.6(b)(iv)) ending subsequent to the Closing to a taxable year or Tax period (including a period deemed to be a Tax period under Section 7.6(b)(iv)) ending on or before the Closing, shall be for the account of Buyer. Seller shall cooperate in the filing of any carryback refund request. Buyer shall cause Cleo and its Subsidiaries, within five business days, to forward to, or to reimburse, Seller for any refunds or credits due Seller after receipt thereof, and Seller shall within five business days forward to, or reimburse, Buyer for any refunds or credits due Buyer after receipt thereof.

          (c)The only Tax sharing or indemnity
arrangement among Cleo, its Subsidiaries, Seller or its Affiliates, or any predecessor thereof ("Tax Agreements") is the one described in Section 7.6(c) of the Disclosure Letter. Such arrangement will be terminated at the Closing with respect to Cleo and its Subsidiaries, and Cleo and its Subsidiaries shall have no continuing liability or rights thereunder.

          (d)The provisions of this Section 7.6 shall survive the Closing until the expiration of the applicable statute of limitations, including extensions thereof.

          (e)The provisions of this Section 7.6 set forth the exclusive and entire agreement of the parties relating to (i) sharing liabilities for Taxes, (ii) division of refunds of Taxes and (iii) filing Tax Returns. The limitations contained in
Section 9 of this Agreement shall not apply to the provisions of this Section 7.6 as they relate to income Taxes. In addition, this Section 7.6 shall not limit Seller's indemnification obligations under Section 9 hereof.

          (f)Subsequent to the date hereof, the
parties hereto shall provide each other, and Buyer shall cause Cleo and its Subsidiaries to provide Seller, with such cooperation and information relating to Cleo and its Subsidiaries as a party reasonably may request in (i) filing any Tax Return, amended Return, claim for refund, election or consent, (ii) determining any liability for Taxes or a right to refund of Taxes, (iii) conducting or defending any audit or other proceedings in respect of Taxes or (iv) conducting due diligence. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations by taxing authorities and records concerning the ownership and tax basis of property which any party, Cleo, its Subsidiaries or any of their affiliates or predecessors may possess. Buyer shall make, and shall cause Cleo and its Subsidiaries to make, and Seller shall make, its employees, Accountants and other advisors available on a mutually convenient basis to provide explanations of any documents or information required to be provided hereunder. The parties shall retain, and Buyer shall cause Cleo or its Subsidiaries to retain, all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and to the extent notified by any party, any extensions thereof) of the taxable years to which such Returns and other documents relate and, unless such returns and other documents are offered and delivered to Seller or Buyer, as applicable, until the final determination of any Tax in respect of such years. In addition, the parties shall comply, and Buyer shall cause Cleo and its Subsidiaries to comply, with all applicable governmental record retention agreements entered into with any taxing authority with respect to Cleo or any of the Subsidiaries. Seller and Buyer shall reimburse each other for reasonable out-of-pocket expenses incurred in connection with assisting each other under this Section 7.6(f) but not for any portion of wages and salaries incurred by either party.

          (g)Seller shall deliver to Buyer, on or
before the Closing Date, an affidavit of an officer of Seller, sworn to under penalty of perjury, setting forth Seller's name, address and federal tax identification number and stating that Seller is not a "foreign person" within the meaning of Section 1445 of the Code. If, on or before the Closing Date, Buyer shall not have received such affidavit in a form satisfactory to Buyer, Buyer may withhold from the purchase price payable at Closing to Seller pursuant hereto such sums as are required to be withheld therefrom under Section 1445 of the Code.

          (h)Seller and Buyer agree to make timely, effective and irrevocable Section 338(h)(10) elections, as well as any Section 338(h)(10) elections (or corresponding or similar elections) for state or local purposes, and to file such elections in accordance with applicable regulations. The provision of this Agreement shall apply to any such elections that Seller, Buyer or Cleo makes for state or local Tax purposes. Unless otherwise required by relevant law, Seller shall be responsible for preparing and filing all Section 338 forms in accordance with the terms of this Agreement in accordance with the valuation of assets to be agreed upon by Buyer and Seller as soon as practicable following the Closing. Seller shall furnish copies of the Section 338 forms to Buyer for review and execution at least twenty-five (25) business days before the date such
Section 338 forms are required to be filed. Buyer shall execute and deliver to Seller such documents or forms as Seller may reasonably request to complete properly the Section 338 forms, provided that such documents or forms have been provided previously to Buyer for its review as described above. Buyer will return such forms to Seller at least five (5) business days before the date such Section 338 forms are required to be filed. Seller shall file the Section 338 forms required to be filed by it in order to effect the Section 338(h)(10) election. Buyer and Seller agree that the deemed sale price of the assets will be determined in accordance with Treasury Regulation Section 1.338(h)(10) - 1T(f), and that the parties will file the forms required under Section 1060 of the Tax Code and the regulations thereunder in a manner substantially consistent therewith. Notwithstanding any other provision of this Agreement, any Tax liabilities or benefits, including losses, deductions and refunds, relating to the Section 338(h)(10) election shall be for Seller's account and any liabilities, refunds or credits relating to the Section 338(h)(10) election for any taxable period of Seller ending on or before the Closing Date shall be paid by or to Seller.

          7.7Restrictive Covenants.

          (a) Seller covenants that for the three year period beginning the Closing Date, it will not, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with or use or permit its name to be used in connection with, any business or enterprise engaged directly or indirectly within any portion of North America in the business of manufacturing or distributing (i) promotional or "off shelf" Christmas (A) gift wrap, (B) boxed greeting cards, (C) ribbons, (D) bows, (E) gift tags, (F) gift bags, and (G) gift boxes, (ii) boxed children's valentines, (iii) Easter egg decorating kits or (iv) any products intended to be sold as part of fund raising plans or programs not involving sales at retail stores (any of the foregoing being referred to herein as the "Business"). It is understood by the parties that Sections 7.7(a) and 7.7(b) are not intended to limit Seller's ability to (i) manufacture or distribute boxed children's valentines marketed under the "Gibson" trademark to customers that purchased such product from the Seller during the 1995 product cycle, (ii) manufacture or distribute boxed Christmas greeting cards marketed under the "Gibson" trademark, or (iii) engage in the retail business currently conducted by Paper Factory. It is recognized by Buyer and Seller that the Business is and is expected to continue to be conducted throughout North America and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 7.7(b)) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by Seller of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934.

          (b)  Seller further covenants that for a
three year period beginning the Closing Date, it will not, either directly or indirectly, (i) with respect to the activities prohibited by Section 7.7(a), call on or solicit any Person who or which within the past two years has been a customer with respect to the Business or (ii) solicit the employment of any person who is currently employed by Cleo or its Subsidiaries on a full or part-time basis, unless such person prior to being solicited by Seller was involuntarily discharged by Cleo or its Subsidiaries.

          (c)  Seller recognizes and acknowledges that
by reason of its ownership of Cleo and its Subsidiaries it has had access to confidential information relating to the Business including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Business ("Confidential Information"). Seller acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not disclose any such Confidential Information after the Closing Date to any person for any reason whatsoever, unless such information (a) is in the public domain through no wrongful act of Seller, (b) has been rightfully received from a third party without restriction and without breach of this Agreement, (c) is required by law to be disclosed or is disclosed for purposes of defending claims related to Cleo in a manner designed to protect the confidentiality of the Confidential Information, (d) represents historical information reasonably required by a prospective purchaser of Seller or (e) represents information used by Seller in its business as described in the second sentence of Section 7.7(a) prior to the Closing Date.

          (d)  Seller acknowledges that the
restrictions contained in this Section 7.7 are reasonable and necessary to protect the legitimate interests of Buyer, and that any violation will result in irreparable injury to Buyer, Cleo and its Subsidiaries.

          Seller agrees that Buyer and Cleo shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 7.7, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. In the event that any of the provisions of this Section 7.7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

          (e)  The covenants set forth in this Section
7.7 shall be binding upon the successors and assigns of Seller, including any acquiror of all or substantially all of the assets or business of Seller. The foregoing restrictions shall not be construed to prohibit any successor or assign of Seller or any entity which acquires Seller subsequent to the Closing Date and which has engaged in the Business prior to such acquisition from continuing to engage in the Business or to prohibit any entity which acquires Seller subsequent to the Closing Date and which has not engaged in the Business prior to the Closing Date from acquiring another entity which engages in the Business prior to such acquisition if it does so without utilizing any facilities, personnel or Confidential Information of Seller or Cleo and its Subsidiaries.

          7.8Third Party Consents and Estoppel Letters.
Seller shall use commercially reasonable efforts to obtain, prior to the Closing Date, all consents or approvals required or necessary to be obtained by Seller or Cleo or its Subsidiaries for the execution, delivery or performance of this Agreement and consummation of the transactions contemplated hereby or the continuation by Cleo and its Subsidiaries after the Closing of the business conducted by them immediately prior to the Closing to the same extent as would have been applicable if the Closing had not occurred, and the Seller shall use commercially reasonable efforts following the Closing Date to obtain any consents and approvals not obtained prior to the Closing Date. Buyer shall assist Seller in obtaining such consents and approvals by providing information reasonably requested and by agreeing to guarantee any obligations of Cleo or Seller listed on
Exhibit 4.10 on substantially the same terms. A list of any such unobtained consents and approvals shall be delivered to Buyer prior to the Closing. If any such consent shall not be obtained or if any attempted assignment of any Commitment from Seller to Cleo would be ineffective or would impair Buyer's rights under the Commitment in question so Buyer would not in effect acquire all of the benefits of such Commitment, Seller shall cooperate with Buyer in any other reasonable commercial arrangement designed to provide such benefits to Buyer, and Buyer shall perform under the applicable terms thereof. In addition, Seller shall use commercially reasonable efforts (which shall not require any payment by Seller or Cleo unless Buyer makes any such payment) to obtain, prior to the Closing Date, estoppel letters in a form reasonably satisfactory to Buyer from each landlord of each leased property set forth in Section 5.10 of the Disclosure Letter, except for sales offices.

          7.9Intentionally Omitted.

          7.10Use of Name. Seller agrees to allow Cleo to use and sell any inventory or other items (excluding real property and equipment which shall be relabeled as soon as practicable following the Closing) included as assets on the Balance Sheet which are imprinted with the "Gibson" name until the earlier of (i) the third anniversary of the Closing Date or
(ii) all such assets have been disposed of in the ordinary course of business.

          7.11 Employee Benefit Matters. (a) Seller shall, prior to Closing, amend the Gibson Greetings, Inc. Retirement Income Plan ("Gibson Plan") to (i) provide that all participants in the Retirement Income Plan who are employees of Cleo or its subsidiaries on the Closing Date shall become 100% vested in their accrued benefit under the Gibson Plan and (ii) provide that as of the Closing Date, Cleo, Inc. is no longer an "Employer" as that term is defined under section 1.12 of the Gibson Plan.
Prior to Closing, Seller shall make all contributions necessary to fund such accelerated benefits. Seller shall provide such participant notices and make such filings with all governmental agencies as may be required by law, including without limitation notices as required by section 204(h) of ERISA, that arise as a result of the transaction contemplated in this Agreement (the "Transaction") or any amendment made pursuant to this Section
7.11. On or after Closing, Seller shall provide Buyer with all information necessary to complete all governmental filings that Buyer is required to make as a result of the Transaction.

          (b)Within 180 days after the Closing,
Seller shall amend (i) the Gibson Greetings, Inc. ERISA Make-Up Plan, (ii) the Gibson Greetings, Inc. Supplemental Executive Retirement Plan, (iii) the Gibson Greetings, Inc. Voluntary Deferred Compensation Plan and (iv) the Gibson Greetings, Inc. Deferred Compensation Plan each, to the extent applicable, to provide that all participants in the plan who are employed by Cleo or its subsidiaries on the Closing Date shall become 100% vested in their accrued benefit or account balance, as applicable, under the plan and that each such participant shall be entitled to immediate payment of such benefit.

          (c)Within 90 days after the Closing, Seller shall file a request for a compliance statement with the Internal Revenue Service ("IRS") pursuant to the Voluntary Compliance Resolution Program on behalf of the Gibson Greetings, Inc. Matched Paysaver Plan (the "Gibson 401(k) Plan") identifying the operational defects listed in section 5.19(e) of the Disclosure Letter. Employees of Cleo or its subsidiaries who continue to be employed by Buyer as of the date of distribution will be given the opportunity to elect a direct rollover of their cash distributions from the Gibson 401(k) Plan to a qualified employee benefit plan established by Buyer, if any. Seller will represent and warrant to Buyer on the date of distribution from the Gibson 401(k) Plan that it has received a compliance statement from the IRS with respect to the Gibson 401(k) Plan and that there exist no known circumstances as of the date of distribution that would result in the Gibson 401(k) Plan failing to satisfy the requirements of Code section 401(a).

          7.12 Further Assurances and Cooperation.
Following the Closing, at the reasonable request of Cleo, Seller will execute, acknowledge and deliver to Buyer such documents and take such further action as may be required to vest more effectively in Cleo the assets used by Cleo and its Subsidiaries and shall cooperate with Cleo in preparation of the audited financial statements required to be delivered pursuant to Section 3.15.

          7.13  Paper Factory.  Buyer and Seller will
negotiate in good faith an agreement between Cleo and Paper Factory of Wisconsin, Inc. ("Paper Factory") in respect of the continued sale of certain products of Cleo to Paper Factory. If the parties cannot reach agreement, the existing agreement between Cleo and Paper Factory shall be terminated at the Closing without liability or obligation of any party thereunder (except in respect of outstanding orders), and Cleo shall continue to supply Paper Factory with gift wrap under the terms of the existing agreement until December 31, 1996.

          8.   Conduct of Cleo's Business Prior to the Closing.

          8.1Operation in Ordinary Course. Between the date of this Agreement and the Closing Date, Seller shall cause Cleo and its Subsidiaries to conduct their businesses in all material respects in the ordinary course and to use commercially reasonable efforts to maintain all current business relationships. Without limitation of the foregoing, Cleo shall collect its receivables and pay its payables as they become due in the ordinary course of business and pay and receive advances from Seller and purchase inventory in the ordinary course of business, in each case substantially as and in the general manner reflected in the financial forecast for fiscal year 1995 prepared by Seller in September 1995.

          8.2Business Organization. Between the date of this Agreement and the Closing Date, Seller shall use commercially reasonable efforts, and shall cause Cleo and each of its Subsidiaries to use commercially reasonable efforts, to (a) preserve substantially intact the business organization of Cleo and each of its Subsidiaries and keep available the services of the present officers and employees of Cleo and each of its Subsidiaries, and (b) preserve in all material respects the present business relationships and good will of Cleo and each of its Subsidiaries.

          8.3Corporate Organization. Between the date of this Agreement and the Closing Date, Seller shall not cause or permit any amendment of the certificate of incorporation or by-laws (or other governing instrument) of Cleo or any of its Subsidiaries, and shall cause Cleo and each of its Subsidiaries not to:

          (a)issue, sell or otherwise dispose of any of its equity securities, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its equity securities;

          (b)sell or otherwise dispose of any equity securities of Cleo or any of its Subsidiaries, or create or suffer to be created any Encumbrance thereon, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the sale or disposition of any equity securities of Cleo or any of its Subsidiaries;

          (c)reclassify, split up or otherwise change any of its equity securities;

          (d)be party to any merger, consolidation or other business combination;

          (e)sell, lease, license or otherwise
dispose of any of its properties or assets (including, but not limited to rights with respect to patents and trademarks and copyrights or other proprietary rights), except in the ordinary course of business; or

          (f)organize any new Subsidiary or acquire any equity securities of any Person or any equity or ownership interest in any business.

          8.4Other Restrictions.  Except as set forth on
Section 8.4 of the Disclosure Letter, between the date of this Agreement and the Closing Date, Seller shall cause Cleo and each of its Subsidiaries not to:

          (a)borrow any funds or otherwise become
subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money, other than borrowings from Seller, Cleo or another of its Subsidiaries;

          (b)create any material Encumbrance on any of its material properties or assets or grant any easement or other Encumbrance with respect to the owned or leased real property, including without limitation any drainage easement agreement that would materially affect the use or value of the Tuggle Road site;

          (c)except in the ordinary course of
business, increase in any manner the compensation of any director or officer or increase in any manner the compensation of any class of employees;

          (d)create or materially modify, except as noted in the Disclosure Letter, any bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in section 3(3) of ERISA);

          (e)make any capital expenditure or acquire any property or assets (other than raw materials and supplies) for a cost in excess of $200,000 in any one case or $400,000 in the aggregate or as required by any Commitment listed in Section
5.17 of the Disclosure Letter;

          (f)enter into any agreement that
materially restricts Cleo or any of its subsidiaries from carrying on its business;
          (g)pay, discharge or satisfy any material claim, liability or obligation, absolute, accrued, contingent or otherwise, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities or obligations reflected in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet or as required by law;

          (h)cancel any material debts or waive any material claims or rights; or

          (i)act or intentionally omit from taking any action which would cause any of the representations and warranties in Section 5 to be inaccurate.

          9.   Survival of Representations and Warranties;
Indemnification.

          9.1Survival. The representations and warranties contained in this Agreement and in any certificate or document delivered pursuant hereto shall survive the Closing for a period of eighteen months, except for those contained in Sections 5.3 and 7.6 which shall survive until the termination of the applicable statute of limitations. Except as provided in Section 9.6, no claim for indemnification hereunder for any breach of representation or warranty shall be made after such time period.

          9.2Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and Cleo, and shall reimburse Buyer and Cleo for, any loss, liability, damage or expense (including reasonable attorneys fees) (collectively, "Damages"), to the extent not accrued in the Closing Date Statement of Net Equity, arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Seller in this Agreement (without consideration of any materiality or Material Adverse Effect standard set forth in Sections 5.4, 5.9, 5.17, 5.18, 5.19, 5.20 and 5.21 therein), (b) any failure by Seller to perform or comply with any agreement in this Agreement, (c) any employee benefit plan sponsored by Seller, (d) any determination that Cleo's Economic Development Revenue Bonds, Series 1989A, or Economic Development Revenue Bonds relating to the Bloomington, Indiana Facility are taxable bonds, (e) the presence, suspected presence, release or threatened release by Seller, Cleo and its Subsidiaries prior to the Closing Date of any Hazardous Substances in or into the air, soil, surface water, groundwater or soil vapor (at, on, about, under, within or beyond the lands owned or leased by Cleo and its Subsidiaries, or at any other location not owned or leased by Cleo and its Subsidiaries) and any actions necessary to achieve compliance with Environmental Laws, if and only to the extent that (i) such state of facts would in the reasonable judgment of Buyer or Cleo impose liability on or require remedial action by Buyer, Seller, Cleo or its Subsidiaries under any Environmental Law or Environmental Permit as currently in effect or as in effect at the time of such release or threatened release, and (ii) notice of a claim hereunder is delivered to Seller prior to the tenth anniversary of the Closing (except in respect to the Diaz Refinery Site and the Kirk/Heathcott Landfill Site as to which notice is hereby deemed to have been given), (f) the Utility Control Corp. dispute being handled by Seller and (g) the failure to obtain any consents or approvals of the nature described in Section 7.8.

          9.3Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller, and shall reimburse Seller for, any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Buyer in this Agreement (without consideration of any materiality or Material Adverse Effect standard set forth therein), (b) any failure by Buyer to perform or comply with any agreement in this Agreement and (c) any claims if, and to the extent, arising from the conduct of the business of Buyer, Cleo or its Subsidiaries after the Closing.

          9.4Procedure for Indemnification. Promptly after receipt by an indemnified party under Section 9.2 or 9.3 of notice of the commencement of any action which gives rise to Damages, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement thereof. Failure so to notify the indemnifying party shall relieve it of any liability that it may have to any indemnified party, but only to the extent that the defense of such action is materially prejudiced thereby, providing the indemnifying party did not receive or otherwise have actual notice thereof. If any such action shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense and cost thereof with counsel satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses of conducting the defense (unless such fees or expenses are incurred at the request of the indemnifying party), in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, provided, however, that Buyer and Cleo shall be entitled, at their sole election to retain control of any action or demand related to any intellectual property right matters or as to which the remedy would have a materially adverse on-going effect on Cleo or its Subsidiaries. If the indemnifying party receives notice of any action or demand, it shall notify the indemnified party within 30 days after the indemnified party's notice is given as to (a) whether or not the indemnifying party disputes its liability with respect to such action or demand and (b) if the indemnifying party does not dispute such liability, whether or not it desires, at its sole cost and expense, to defend the indemnified party against such action or demand; provided, however, that the indemnified party is hereby authorized prior to and during such 30-day period to file any motion, answer or other pleading which it shall deem necessary or reasonably appropriate to protect its interests. If an indemnifying party defends an action, the indemnified party may participate in, but not control, any such defense (except as provided above), at its sole cost and expense. The indemnified party shall cooperate in good faith with the indemnifying party for purposes of responding to discovery requests and preparing defenses to claims, subject to reimbursement of out-of-pocket expenses by the indemnifying party. If an indemnifying party defends an action (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the indemnified party and
(ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of the commencement of any action and it does not, within 30 days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any compromise or settlement thereof effected by the indemnified party. In the event the indemnified party should have a claim against the indemnifying party that does not involve a claim or demand by a third party, the indemnified party shall notify the indemnifying party with respect to such claim. If the indemnifying party does not notify the indemnified party within 20 days after the indemnified party's notice is given that it disputes such claim, the amount of such claim shall be conclusively deemed as liability of the indemnifying party hereunder. Nothing hereunder shall be deemed to prevent a party from making a claim hereunder for potential or contingent damages, provided the notice to the indemnifying party sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and such party has reasonable grounds to believe that such a claim or demand may be made. All claims to be paid by Seller to the Buyer shall first be paid through application of funds, if any, then being held pursuant to the Escrow Agreement.

          9.5Limitations on Indemnification.

          (a)Notwithstanding anything in this
Agreement to the contrary, an indemnifying party shall not have any liability to an indemnified party in respect of any claim for indemnification for the breach of any representation or warranty contained herein, except for and excluding any liability for income Taxes pursuant to Section 7.6, (i) unless a claim with respect thereto is delivered to the indemnifying party specifying the factual basis of the claim in reasonable detail to the extent then known by the indemnified party prior to the termination of the survival period for such representation and warranty set forth in Section 9.1 hereof, and (ii) until and only to the extent that the Damages to the indemnified party exceed a cumulative aggregate total of $875,000.

          (b)Except for and otherwise excluding any liability for income Taxes pursuant to Section 7.6 or as referred to in Section 9.6 below, Seller shall not have any liability to Buyer under Sections 1.4, 7.6 and 9.2 of the Agreement in an aggregate amount in excess of (i) $12,000,000, less (ii) the sum of all payments to Buyer pursuant to the Escrow Agreement (other than interest) and the reasonable fees and expenses incurred by Seller after the Closing Date in connection with the investigation or defense (other than in connection with contesting a claim between Buyer and Seller) of any matter for which it is required to indemnify Buyer under this Agreement.

          (c)Except as set forth in this Agreement, Seller shall not, directly or indirectly, be liable to Cleo or Buyer for contribution pursuant to any Environmental Law, tort or other law, and, except as set forth in this Agreement, Buyer and Cleo and its Subsidiaries hereby release Seller from all such claims, known and unknown.

          (d)Except as set forth in this Agreement, Buyer, Cleo and its Subsidiaries shall not, directly or indirectly, be liable to Seller or any of its affiliates for contribution pursuant to any Environmental Law, tort or other law in any matter, including the Diaz Refinery Site and Kirk/Heathcott Landfill Site, and Seller and its affiliates hereby release Buyer, Cleo and its Subsidiaries from all such claims, known and unknown.

          9.6Exceptions to Limitations.

          (a)  Nothing herein shall be deemed to limit
or restrict in any manner any rights or remedies which either party has, or might have, at law, in equity or otherwise, against the other based on the willful misrepresentation or willful breach of warranty by such party hereunder.
          (b) Notwithstanding anything to the contrary set forth, Seller shall be liable without limitation of any nature at all times from and after the Closing for (i) workers' compensation or similar expenses of Cleo and its subsidiaries (including retrospective premium adjustments or surcharges, if any, and liabilities, if any, to the State of Tennessee for workers' compensation matters) in respect of all losses relating to events at or prior to the Closing Date, (ii) post-retirement benefit obligations of any nature in respect of employees of Cleo or its Subsidiaries retiring on or prior to the Closing Date, including any liabilities of such nature under the Gibson Greetings, Inc. Retiree Health Insurance Plan, the Gibson Greetings, Inc. Medicare Supplement Plan, the Gibson Greetings, Inc. Retiree Life Insurance Plan, and the Cleo, Inc. Blue Cross/Blue Shield Health Care Protection Plan for management employees and (iii) any similar post-retirement benefit obligations arising in respect of employees of Cleo or its Subsidiaries retiring after the Closing Date, other than such obligations created by Buyer, Cleo or its Subsidiaries after the Closing, if the representation set forth in Section 5.19(p) of this Agreement is not accurate and correct in all material respects and (iv) any other obligations in respect of current or former employees of Cleo and its Subsidiaries under the plans or programs referenced or required to be referenced in Section 5.19 of the Disclosure Letter, except the employment agreements and the Cleo, Inc. Bargaining Unit Employees Retirement Plan, Blue Cross/Blue Shield Health Care Protection Plans (except the portions thereof relating to retirees), Severance Pay Plan, Long-term Disability Plan and Sick Pay Plan.

          9.7  Effect of Investigation.  Any claim for
indemnification shall not be invalid as a result of any investigation by or opportunity to investigate afforded to Buyer.

          10.  Termination.

                         10.1Termination.  This Agreement may be
terminated before the Closing occurs only as follows:

          (a)By written agreement of Seller and Buyer at any time.

          (b)By Seller, by notice to Buyer at any
time, if one or more of the conditions specified in Section 4 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1) would otherwise occur or if satisfaction of such a condition is or becomes impossible.

          (c)By Buyer, by notice to Seller at any
time, if one or more of the conditions specified in Section 3 is not satisfied at the time at which the Closing (as it may be deferred pursuant to Section 2.1), would otherwise occur of if satisfaction of such a condition is or becomes impossible.

          (d)By Buyer or Seller, by notice to the
other at any time after November 15, 1995.

          11.  Notices.

          All notices, consents, assignments and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed registered mail, return receipt requested, or (c) received by overnight delivery service, in each case to the appropriate addresses, telex numbers and telecopier numbers set forth below (or to such other addresses, telex numbers and telecopier numbers as a party may designate as to itself by notice to the other parties).

          (a)If to Buyer:

                                   CSS Industries, Inc.
                                   1845 Walnut Street
                                   Philadelphia, PA  19103

                                   Attention:  Stephen V. Dubin, Esq.

                                   Telecopy:   (215) 569-9979

          With a copy to:

                                   Morgan, Lewis & Bockius LLP
                                   2000 One Logan Square
                                   Philadelphia, PA  19103

                                   Attention:  David R. King, Esq.
                                               Steven M. Cohen, Esq.

                                   Telecopy:   (215) 963-5299

                                        (b)If to Seller:

                                   Gibson Greetings, Inc.
                                   2100 Section Road
                                   Cincinnati, OH  45237

                                   Attention:  William L. Flaherty

                                   Telecopy:  (513) 841-6028

          With a copy to:

                                   Taft, Stettinius & Hollister
                                   Star Bank Center
                                   425 Walnut St.
                                   Suite 1800
                                   Cincinnati, OH  45202

                                   Attention:  Charles D. Lindberg, Esq.

                                   Telecopy:  (513) 381-0205

          12.  Miscellaneous.

          12.1 Expenses. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder.

          12.2  Intentionally Omitted.

          12.3  Access by Seller.  From and after the
Closing, Buyer shall provide Seller access, at Seller's expense and on reasonable notice during normal business hours, to Cleo's records, facilities and personnel, and shall cause such personnel to cooperate with Seller, with respect to any litigation, investigation or government proceeding or the preparation of any tax return, financial statement or governmental report relating to Cleo prior to the Closing Date.

          12.4 Captions; Section References. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement. Unless otherwise specified, Section references in this Agreement refer to the applicable Section or Subsection of this Agreement.

          12.5 Modification and Waiver. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions of this Agreement and the same shall not be deemed to or constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          12.6  Exclusive Agreement; Amendment.  This
Agreement supersedes all prior agreements among the parties with respect to its subject matter, and is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated orally, except for the Confidentiality Agreement dated May 9, 1995, which shall terminate as of the Closing Date.

          12.7 Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of Delaware, without regard to the conflicts of law principles thereof.




          [Remainder of page intentionally left blank]
          12.8 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, provided that neither party may assign its rights hereunder without the consent of the other except that Buyer may assign its rights (but not its obligations) under this Agreement to its wholly-owned Subsidiary without the consent of Seller, provided that, after the Closing, no consent of Seller shall be needed in connection with any merger or consolidation of Buyer with or into another entity.

          12.9  Public Announcements.  Neither Seller nor
Buyer shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld) except as may be required by law or by any stock exchange. If a public statement is required to be made by law or by any stock exchange, the parties shall use reasonable efforts to consult with each other in advance as to the contents and timing thereof.

          12.10 Seller's Knowledge. For purposes of this Agreement, Seller's knowledge shall mean the knowledge of the persons listed on the left column of Exhibit 12.10 for purposes of Section 5 of this Agreement and the knowledge of all of the persons listed on Exhibit 12.10 for purposes of Section 3.2 of this Agreement.

          12.11  Counterparts.  This Agreement may be
executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.


          GIBSON GREETINGS, INC.


          By /s/ William L. Flaherty
          Name:   William L. Flaherty
          Title:  Vice President of Finance
                   and Chief Financial
                   Officer


          CSS INDUSTRIES, INC.


          By /s/ James G. Baxter
          Name:   James G. Baxter
          Title:  Vice President of Finance
                   and Chief Financial
                   Officer

Exhibits to Stock Purchase Agreement

Exhibit 1.2(b)       Promissory Note

Exhibit 1.2(c)       Escrow Agreement

Exhibit 3.3             Seller's Legal Opinion

Exhibit 3.5             Certain Consents and Approvals

Exhibit 3.11           Assigned Properties

Exhibit 3.14           License Agreements

Exhibit 4.3             Buyer's Legal Opinion

Exhibit 4.10           Guarantee Obligations

Exhibit 12.10         Key Employees of Seller and Cleo

Exhibit 3.11



       CLEO OWNED AND LEASED PREMISES
            IN THE NAME OF GIBSON



Property Address                     Owned or Leased
4025 Viscount Avenue
Memphis, Tennessee                       Leased
4400 B.F. Goodrich
Memphis, Tennessee                       Leased
4006 Air Park Street
Memphis, Tennessee                       Leased
3736 Getwell Road
Memphis, Tennessee                       Leased
1226 Manufacturers Row
Trenton, Tennessee                       Leased
800 Enterprise Drive
Oakbrook, Illinois                       Leased

                                            Exhibit 3.5


                 CERTAIN CONSENTS AND APPROVALS


          Those consents and approvals described in Paragraphs A. 2, 5 and 6 (as it relates to the AT&T contract) and B. 2, 3 and 5 of Section 5.7 of Disclosure Letter pursuant to the Stock Purchase Agreement, the provisions of which are incorporated by reference herein. This enumeration is not intended to waive any other obligation of Seller to obtain consents or approvals otherwise required by the Agreement.

                                                     Exhibit 3.14



                       LICENSE AGREEMENTS



          Those licenses described in items I. 1.6, I. 1.7, I. 1.15, I. 1.16 and I. 1.17 of Section 5.17 to the Disclosure Letter of Gibson Greetings, Inc. pursuant to the Stock Purchase Agreement, the provisions of which are incorporated by reference herein.